Zion Oil & Gas Newsletter

Wednesday, February 29, 2012

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Dear Shareholder and/or Friend of Zion...

I reported last month that there has been a ‘shake-up’ in Israel’s government departments dealing with natural resources. In mid-2011, Dr. Gardosh was appointed Israel’s Petroleum Commissioner on an interim basis, but there is a six-month restriction on any interim appointments. As of January 1, 2012, Mr. Alexander Varshavsky is the new (interim) Commissioner of Petroleum Affairs and the Ministry of Infrastructure has been renamed the Ministry of Energy and Water Resources.

Meeting with Israel’s Petroleum Commissioner

On Sunday, February 26, 2012, as you can see in the above photograph, I attended a meeting in Jerusalem at the Petroleum Commissioner’s office. Also present were:

(a) Dr. Yehezkel Druckman - Zion Board Member and Commissioner of Petroleum Affairs in Israel (1995-2004) - (far right in the photo)

(b) Mr.Yossi Virzburger - the head of the Ministry of Energy and Water Resources - formerly The Ministry of Infrastructure - (sitting opposite the computer screen)

(b) Mr. Alexander Varshavsky - the Commissioner of Petroleum Affairs - Acting / Temporary - (far left in the photo).

(c) Dr. Avi Honigstein (Deputy Petroleum Commissioner) - (closest to the camera in the photo)

(d) Mr. Ilan Nissim - the head of the Safety & Environment Division - (behind the camera, taking the photo).

The meeting was cordial and we discussed Zion’s various plans for the coming year, including the following:

In our Jordan Valley License area, the permitting for the 2-D seismic survey (using a dynamite source) is almost completed and we expect that the survey will be performed by the Geophysical Institute of Israel (GII) starting in mid-March 2012. (This date is an estimate and is subject to change, based on GII’s schedule of commitments.)This seismic acquisition should help us to further refine our plans to drill in the Jordan Valley License area.

With regard to our planned VSP (vertical seismic profile) survey in our Asher-Menashe License area, which we plan to acquire through a third party contractor with assistance by GII, we have been in various discussions in order to secure appropriate equipment in line with our planned schedule.

The Israeli rig operator Lapidoth has gone on public record stating that they will give Zion priority regarding any drilling rig and crew that we may require and any other ancillary equipment that we may need from them. We are in close contact with Lapidoth and expect that they will provide us with a drilling rig and crew, as we require.

With regard to our Joseph License area, our scientific work continues. Today, we entered into a 16 kilometer seismic acquisition contract with GII. Zion’s Exploration staff is also recommending that we acquire already existing seismic data and reprocess the data to more fully evaluate the geology of the southern Joseph License area, as we explore for potential drilling prospects in this area and possibly in our abutting and already applied-for Asher Joseph Permit Application area that borders the Mediterranean Sea.

Zion’s current petroleum exploration licenses are:

•	the Joseph License (on approximately 83,000 acres)
•	the Asher-Menashe License (on approximately 79,000 acres)
•	the Jordan Valley License (on approximately 56,000 acres)

Zion’s total license area amounts to approximately 218,000 acres.

In 2011, we submitted applications to the Israeli Petroleum Commissioner for three further exploration areas:

•	the Dead Sea License Application
•	the Asher-Joseph Permit Application
•	the Zebulun Permit Application

If all of our applications are granted, the total petroleum exploration area under Zion’s control would be approximately 530,000 acres.

The 2012 National Religious Broadcasters Convention

Zion’s Banner is shown top left, at the entrance.

This past month, John Brown, Victor Carrillo and I (and a full Zion team) attended the NRB (National Religious Broadcasters) Convention in Nashville, Tennessee.

John Brown, Victor G. Carrillo and Richard J. Rinberg being interviewed on American Family Radio by Dan Celia at the 2012 NRB Convention

John Brown and Richard J. Rinberg being interviewed on Chuck Crismier’s Radio Show at the 2012 NRB Convention

John, Victor and I gave a number of interviews. These were warmly received and resulted in much interest in Zion’s work. After the interview on American Family Radio, interviewer Dan Celia commented: “I have gotten an enormous amount of positive responses to the interview”.

Zion’s President and Chief Operating Officer, Victor G. Carrillo, left the NRB Convention to attend the NAPE Expo in Houston, Texas - the world’s largest prospect expo with over 1,600 booths and 16,000 attendees. Victor reported that this year was the first year that there was a special program for the International Pavilion that offered an informative opening Global Briefing Session with a separate international exhibition of over 75 exhibitors and detailed presentations of opportunities that span over 35 countries, including Israel, Cyprus, and Lebanon.

During the opening Global Briefing Session, a representative of Noble Energy, a Houston-based Independent oil and gas company, reported that to date, Noble has encountered world class discoveries of natural gas in its Mediterranean exploration areas, offshore Israel and Cyprus.

At NAPE Expo, Victor established a number of contacts that may be very helpful in Zion’s future exploration efforts in Israel.

“In your good pleasure, make Zion prosper...”

Psalm 51:18

Thank you for your support of Zion

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion’s planned operations, anticipated attributes of geological strata comprising our license areas, the presence or recoverability of hydrocarbons, plans to perform seismic surveys, the timing of these surveys, the impact of these surveys on identifying drilling prospects, the grant of applied-for exploration license and permits, the sufficiency of cash reserves, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information:

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More information about Zion is available at www.zionoil.com or by contacting Mike Williams (dallas@zionoil.com)

Zion Oil & Gas, Inc.

6510 Abrams Rd., Suite 300

Dallas, TX 75231

Tel: 1-214-221-4610 or 1-888-891-9466